LAW OFFICES OF JEFFREY CONRAD

Jeffrey Conrad jconrad@efundcapital.net	301 East Ocean Blvd., Suite 640 Long Beach, California 90802 (562) 983-0660 (562) 983-0662 Fax

May 20, 2004

Probe Manufacturing Industries, Inc.
Mr. Kambiz Mahdi, CEO
3050 Pullman Street
Costa Mesa, CA 92626

Dear Mr. Mahdi:

This letter states the understanding between you and me for the services you want me to perform as your attorney.

1. Scope

I shall provide those legal services reasonably required to represent you and shall take reasonable steps to keep you informed of progress and to respond to your inquiries. My services may include review and preparation of corporate agreements, preparation of a private placement and creditor negotiations and SEC filings. My services will not, however, include litigation of any kind, whether in court, in administrative hearings, or before government agencies or arbitration tribunals. This agreement will take effect on the date as set forth above. Please return a signed copy of this agreement to me.

2. Client's Duties

In order to adequately represent you, it is important that you be truthful with me, cooperate with me, keep me informed of developments, abide by this agreement, pay my bills on time and keep me advised of your current address, telephone number and whereabouts.

3. Legal Fees

You agree to pay for legal services at a flat monthly fee of $2,500.00 that is nonrefundable to you in the event that the hours spent providing legal services is less than the flat monthly fee based upon my standard legal billing rate of $300.00/hour.

4. Costs and Expenses

In addition to the above fee(s), you agree to reimburse me for costs and expenses incurred in connection with my representation of you, including fees fixed by law or assessed by public agencies, long distance telephone calls, messenger or delivery fees, postage expenses, in-office photocopying at $0.15 per page, parking, investigation expenses, expenses of materials or books particularly related to my representation of you, expenses of consultation with other attorneys, accountants or other professionals. You authorize me to hire any investigators, attorneys, consultants, or other professionals reasonably necessary in my judgment, and to direct such persons or entities to render statements for services rendered and expenses advanced either directly to you or to me (in my discretion), in which later event you agree to promptly reimburse me for the full amount of such statements.

5. Statements and Payments

You agree to pay my statements within seven (7) days after each statement's date. I shall send you periodic statements for fees and/or costs incurred; I anticipate that these statements will be sent monthly.

6. Termination

You are free to consult with another attorney at any time, and you may discharge me as your attorney at any time. I may withdraw from representing you with your consent or for good cause. Good cause includes your breach of this agreement, your refusal to cooperate with me or to follow my advice on a material matter or any other fact or circumstance that would render my continuing representation unlawful or unethical. When my services conclude, all unpaid charges shall become immediately due and payable. After my services conclude, I will upon your request deliver your files to you along with any of your funds or property that are in my possession. You agree to pay for the cost of copying and transferring your files upon termination of my services.

7. Disclaimer of Guarantee

You understand that nothing in this agreement and nothing in my statements to you are to be construed as a promise or guarantee about the outcome of any of your matters. I make no such promises or guarantees. My comments about the outcome of your matters are expressions of opinion only.

8. Failure To Pay Fees and Expenses

In the event that any fee is not paid as provided above, I reserve the right to charge you interest at the rate of 1.5% per month, until payment is received. You agree that if fees are not paid promptly, I shall be able to recover from you attorney's fees and costs in connection with negotiation, settlement, or an action to enforce payment of fees pursuant to this agreement.

Very truly yours,

Jeffrey S. Conrad, Esq.

Agreed and accepted:

______________________

Kambiz Mahdi, CEO

Date: May 20, 2004